                                                                   Exhibit 12
                           MARSHALL & ILSLEY CORPORATION
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    ($000's)

                                                       Nine
                                                      Months
                                                      Ended                          Years Ended December 31,
                                                   September 30, ----------------------------------------------------------------
                                                       2005           2004         2003         2002         2001         2000
                                                   ------------- ------------ ------------ ------------ ------------ ------------
Earnings:
  Earnings before income taxes, extraordinary
   items and cumulative effect of changes
    in accounting principles                       $    815,981  $   944,966  $   758,387  $   718,592  $   501,045  $   470,350

  Fixed charges, excluding interest on deposits         330,128      281,244      267,379      301,518      321,059      321,812
                                                    ------------  -----------  -----------  -----------  -----------  -----------
       Earnings including fixed charges but
         excluding interest on deposits               1,146,109    1,226,210    1,025,766    1,020,110      822,104      792,162

  Interest on deposits                                  371,766      276,102      228,216      283,385      566,899      772,016
                                                    ------------  -----------  -----------  -----------  -----------  -----------
       Earnings including fixed charges and
         interest on deposits                      $  1,517,875  $ 1,502,312  $ 1,253,982  $ 1,303,495  $ 1,389,003  $ 1,564,178
                                                    ============  ===========  ===========  ===========  ===========  ===========
Fixed Charges:

  Interest Expense:

     Short-term borrowings                         $     78,305  $    61,256  $    81,070  $   150,310  $   188,587  $   224,187

     Long-term borrowings                               234,162      196,440      163,348      127,343      110,842       78,773

     One-third of rental expense for all operating
       leases (the amount deemed representative
       of the interest factor)                           17,661       23,548       22,961       23,865       21,630       18,852
                                                    ------------  -----------  -----------  -----------  -----------  -----------
     Fixed charges excluding interest on deposits       330,128      281,244      267,379      301,518      321,059      321,812

     Interest on deposits                               371,766      276,102      228,216      283,385      566,899      772,016
                                                    ------------  -----------  -----------  -----------  -----------  -----------
     Fixed charges including interest on deposits  $    701,894  $   557,346  $   495,595  $   584,903  $   887,958  $ 1,093,828
                                                    ============  ===========  ===========  ===========  ===========  ===========
Ratio of Earnings to Fixed Charges:

  Excluding interest on deposits                           3.47 x       4.36 x       3.84 x       3.38 x       2.56 x       2.46 x

  Including interest on deposits                           2.16 x       2.70 x       2.53 x       2.23 x       1.56 x       1.43 x